Exhibit 99.1

SPX FLOW REPORTS SECOND QUARTER 2017 RESULTS

●	Orders of $504 Million, Up 4% Year-over-Year

●	Operating Cash Flow of $49 Million; Adjusted Free Cash Flow* of $51 Million

●	GAAP EPS of $0.24, Adjusted EPS* of $0.33

●	Net Debt* Reduced by 12% Year-to-Date

●	Savings from Realignment Program of $28 Million Year-to-Date, Including $11 Million in Q2 2017
____________________________________________________________________________________
CHARLOTTE, NC - August 2, 2017 - SPX FLOW, Inc. (NYSE:FLOW) today reported results for the quarter ended July 1, 2017 in-line with the preliminary results announced in its July 24, 2017 news release. That news release included an update of the Company’s 2017 guidance, which management will discuss in more detail on its Q2 2017 earnings webcast this morning at 8:30 am ET.
“Through the first six months of 2017, we achieved positive results on many fronts, including solid order growth, strong cash generation and strengthened financial position. As a result, our backlog has grown 19% since the end of 2016, net debt has been reduced by 12% year-to-date and net leverage is down to 3.8x. In the second half of this year, we are targeting mid-single digit organic revenue growth with approximately 100 points of segment income margin expansion versus the prior year,” said Marc Michael, President and Chief Executive Officer.
Michael continued, “In 2015 we initiated a global realignment program which we expect to be substantially complete by year end. I appreciate the effort and dedication of our team across the enterprise during this multi-year transformation. We’ve made significant progress optimizing our global footprint, streamlining business processes and improving our cost position. The majority of the actions we’ve taken have been structural in nature and focused on building a strong foundation for sustainable, long-term growth and margin expansion. Thus far, we have realized a total of ~$98 million of cost savings and are progressing on actions that will realize the full benefit of our $140 million savings target in 2018.”
“With line-of-sight to completing our realignment program combined with the order and backlog growth we achieved in the first half of the year, we have clearer visibility to our 2018 financial framework, which targets EBITDA in the range of $240 to $260 million.”
“In summary, we continue to successfully transition to an operating structure that enables greater transparency to areas where we can improve execution more rapidly and serve customers more effectively. We are still in the early stages of our journey to transform SPX FLOW into a high performing operating enterprise. And as we look out to 2018 and beyond, we are excited about the many opportunities to execute at a higher level, expand our market share and strategically grow our business,” concluded Michael.
Second Quarter 2017 Overview:

•
Orders for the quarter increased 3.8% to $503.6 million, as compared to $485.1 million in the year-ago quarter. Organic orders increased 5.2% or $25.1 million, driven by order growth in the Industrial and Power and Energy segments. The impact of the U.S. Dollar versus foreign currencies decreased orders by 1.4%, or $6.6 million.

•
Revenues declined 5.8% to $498.0 million, as compared to $528.8 million in the year-ago quarter. Organic revenues* decreased 4.7%, or $25.1 million, largely due to a lower opening backlog. The impact of the U.S. Dollar versus foreign currencies decreased revenues by 1.1%, or $5.7 million.

•	Operating income and margin were $29.0 million and 5.8%.

◦	The company recorded $(6.7) million of special charges in the second quarter related to its previously announced realignment program.

•	Excluding special charges, adjusted operating income* and margin were $35.7 million and 7.2% respectively.

•
Diluted net earnings per share were $0.24 including special charges of $(0.13) per share related to the company's global realignment program and a $0.04 per share tax benefit related primarily to discrete items.

•	Excluding special charges and the tax benefit described above, adjusted earnings per share* were $0.33 during the period.

•	Net cash from operating activities was $48.8 million in the quarter including $(9.1) million of cash outflows in support of the company’s realignment program.

•	Free cash flow* was $42.2 million and included the net cash from operating activities described above less $(6.6) million in capital expenditures.

•	Adjusted free cash flow* for the quarter was $51.3 million.

•	Net income for the quarter was $10.3 million and adjusted net income* was $14.1 million.

•	Adjusted EBITDA* was $50.5 million.
Second Quarter 2017 Results by Segment:
Food and Beverage
Revenues for Q2 2017 were $176.5 million, compared to $188.0 million in Q2 2016, a decrease of $11.5 million, or 6.1%. Organic revenues* declined 5.3%, or $9.9 million, and currency fluctuations decreased revenues by 0.8%, or $1.6 million. The decline in organic revenues was due primarily to lower revenue from large systems projects.
Segment income was $17.3 million, or 9.8% of revenues, compared to $19.9 million, or 10.6% of revenues, in Q2 2016. Segment income and margin decreased primarily due to the organic revenue decline described above and increased variable incentive compensation. These items were largely offset by improved productivity in the Bydgoszcz, Poland facility and savings from restructuring actions and cost reduction initiatives.
Power and Energy
Revenues for Q2 2017 were $145.0 million, compared to $155.8 million in Q2 2016, a decrease of $10.8 million, or 6.9%. Organic revenues* declined 5.1%, or $7.9 million, and currency fluctuations decreased revenues by 1.8%, or $2.9 million. The decline in organic revenue was due to lower original equipment revenue related to valves and pumps used in midstream and upstream oil applications, as well as lower aftermarket sales. These declines were partially offset by an increase in shipments of lower margin filtration products.
Segment income was $10.0 million, or 6.9% of revenues, compared to $10.0 million, or 6.4% of revenues, in Q2 2016. Segment margins expanded 50 points and segment income was flat year-over-year as savings from restructuring actions and cost reduction initiatives offset a decrease in profit related to the organic revenue decline described above, increased warranty expense and variable incentive compensation.
Industrial
Revenues for Q2 2017 were $176.5 million, compared to $185.0 million in Q2 2016, a decline of $8.5 million, or 4.6%. Organic revenues* declined 3.9%, or $7.3 million, and currency fluctuations decreased revenues by 0.7%, or $1.2 million. The organic revenue decline was due primarily to lower sales of mixers, hydraulic tools, industrial pumps and heat exchangers.
Segment income was $20.8 million, or 11.8% of revenues, compared to $26.9 million, or 14.5% of revenues, in Q2 2016. The decrease in segment income and margin was driven by the organic revenue decline described above, higher costs on shipments of heat exchangers, other discrete operational items and increased variable incentive compensation. These declines were partially offset by improved efficiency in the Bydgoszcz, Poland facility and savings from restructuring actions and cost reduction initiatives.
OTHER ITEMS
Global Realignment Program: As previously disclosed, the company is optimizing its global footprint, streamlining business processes and reducing selling, general and administrative expense through a global realignment program. The realignment program is intended to reduce costs across operating sites and corporate and global functions, in part by making structural changes and process enhancements to help the company operate more efficiently. The realignment program was initiated in 2015 and the vast majority of the planned actions are expected to be complete by the end of 2017. The total cost of the program is expected to be approximately $160.0 million with annualized savings of approximately $140.0 million, fully realized by the end of 2018.

Form 10-Q: The company expects to file its quarterly report on Form 10-Q for the quarter ended July 1, 2017 with the Securities and Exchange Commission on August 2, 2017. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spxflow.com, in the Investor Relations section.
About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW is a global supplier of highly engineered solutions, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has approximately $2 billion in annual revenues with operations in over 30 countries and sales in over 150 countries around the world. To learn more about SPX FLOW, please visit www.spxflow.com.
*Non-GAAP number. See attached schedules for reconciliation from most comparable GAAP number. Management believes these Non-GAAP metrics are commonly used financial measures for investors to evaluate our operating performance for the periods presented, and when read in conjunction with our condensed consolidated financial statements, present a useful tool to evaluate our ongoing operations and provide investors with metrics they can use to evaluate our management of the business from period to period. In addition, these are some of the factors we use in internal evaluations of the overall performance of our business.
Management acknowledges that there are many items that impact a company's reported results and the adjustments reflected in these Non-GAAP metrics are not intended to present all items that may have impacted these results. In addition, these Non-GAAP metrics are not necessarily comparable to similarly-titled measures used by other companies.
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “plan,” “target,” “project,” “believe” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.
Investor and Media Contact:
Ryan Taylor, Vice President, Communications and Investor Relations
704-752-4486
E-mail: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended		Six months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Revenues	$498.0	$528.8	$931.2	$1,033.8
Costs and expenses:
Cost of products sold	345.0	362.0	639.1	707.8
Selling, general and administrative	113.0	117.4	228.3	251.3
Intangible amortization	4.3	5.7	8.9	11.4
Impairment of goodwill and intangible assets	—	426.4	—	426.4
Special charges	6.7	10.8	15.3	51.8
Operating income (loss)	29.0	(393.5)	39.6	(414.9)

Other expense, net	(0.3)	(0.7)	(2.4)	(3.7)
Interest expense, net	(15.8)	(14.3)	(31.7)	(28.7)
Income (loss) before income taxes	12.9	(408.5)	5.5	(447.3)
Income tax benefit (provision)	(2.7)	56.2	(2.6)	62.9
Net income (loss)	10.2	(352.3)	2.9	(384.4)
Less: Net income (loss) attributable to noncontrolling interests	(0.1)	0.5	—	(0.5)
Net income (loss) attributable to SPX FLOW, Inc.	$10.3	$(352.8)	$2.9	$(383.9)

Basic income (loss) per share of common stock	$0.25	$(8.52)	$0.07	$(9.30)
Diluted income (loss) per share of common stock	$0.24	$(8.52)	$0.07	$(9.30)

Weighted average number of common shares outstanding - basic	41.844	41.397	41.724	41.273
Weighted average number of common shares outstanding - diluted	42.221	41.397	42.058	41.273

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	July 1, 2017	December 31, 2016
ASSETS
Current assets:
Cash and equivalents	$226.1	$215.1
Accounts receivable, net	451.3	446.9
Inventories, net	307.2	272.4
Other current assets	55.5	72.8
Total current assets	1,040.1	1,007.2
Property, plant and equipment:
Land	35.5	36.1
Buildings and leasehold improvements	247.8	242.4
Machinery and equipment	446.5	420.8
	729.8	699.3
Accumulated depreciation	(355.8)	(322.0)
Property, plant and equipment, net	374.0	377.3
Goodwill	757.2	722.5
Intangibles, net	350.8	344.3
Other assets	144.6	151.9
TOTAL ASSETS	$2,666.7	$2,603.2

LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current liabilities:
Accounts payable	$215.0	$203.8
Accrued expenses	369.1	329.9
Income taxes payable	12.8	10.8
Short-term debt	24.2	27.7
Current maturities of long-term debt	20.4	20.2
Total current liabilities	641.5	592.4
Long-term debt	964.5	1,060.9
Deferred and other income taxes	65.3	62.2
Other long-term liabilities	125.4	125.5
Total long-term liabilities	1,155.2	1,248.6
Mezzanine equity	21.3	20.1
Equity:
SPX FLOW, Inc. shareholders’ equity:
Common stock	0.4	0.4
Paid-in capital	1,651.6	1,640.4
Accumulated deficit	(371.0)	(373.9)
Accumulated other comprehensive loss	(425.6)	(521.4)
Common stock in treasury	(8.2)	(4.9)
Total SPX FLOW, Inc. shareholders' equity	847.2	740.6
Noncontrolling interests	1.5	1.5
Total equity	848.7	742.1
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,666.7	$2,603.2

SPX FLOW, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	Three months ended				Six months ended
	July 1, 2017	July 2, 2016	Δ	%/bps	July 1, 2017	July 2, 2016	Δ	%/bps
Food and Beverage

Revenues	$176.5	$188.0	$(11.5)	-6.1%	$342.4	$372.8	$(30.4)	-8.2%
Gross profit	54.2	55.0	(0.8)		105.3	110.8	(5.5)
Selling, general and administrative expense	35.1	33.2	1.9		68.4	69.8	(1.4)
Intangible amortization expense	1.8	1.9	(0.1)		4.1	3.7	0.4
Income	$17.3	$19.9	$(2.6)	-13.1%	$32.8	$37.3	$(4.5)	-12.1%
as a percent of revenues	9.8%	10.6%		-80bps	9.6%	10.0%		-40bps

Power and Energy

Revenues	$145.0	$155.8	$(10.8)	-6.9%	$250.9	$305.5	$(54.6)	-17.9%
Gross profit	40.0	46.3	(6.3)		70.1	88.8	(18.7)
Selling, general and administrative expense	28.9	33.8	(4.9)		59.4	71.6	(12.2)
Intangible amortization expense	1.1	2.5	(1.4)		2.2	5.0	(2.8)
Income	$10.0	$10.0	$—	—%	$8.5	$12.2	$(3.7)	-30.3%
as a percent of revenues	6.9%	6.4%		50bps	3.4%	4.0%		-60bps

Industrial

Revenues	$176.5	$185.0	$(8.5)	-4.6%	$337.9	$355.5	$(17.6)	-5.0%
Gross profit	58.8	65.5	(6.7)		116.7	126.4	(9.7)
Selling, general and administrative expense	36.6	37.3	(0.7)		72.2	77.4	(5.2)
Intangible amortization expense	1.4	1.3	0.1		2.6	2.7	(0.1)
Income	$20.8	$26.9	$(6.1)	-22.7%	$41.9	$46.3	$(4.4)	-9.5%
as a percent of revenues	11.8%	14.5%		-270bps	12.4%	13.0%		-60bps

Consolidated Revenues	$498.0	$528.8	$(30.8)	-5.8%	$931.2	$1,033.8	$(102.6)	-9.9%
Consolidated Segment Income	48.1	56.8	(8.7)	-15.3%	83.2	95.8	(12.6)	-13.2%
as a percent of revenues	9.7%	10.7%		-100bps	8.9%	9.3%		-40bps

Total income for reportable segments	$48.1	$56.8	$(8.7)		$83.2	$95.8	$(12.6)
Corporate expense	12.1	12.6	(0.5)		27.6	31.5	(3.9)
Pension and postretirement service costs	0.3	0.5	(0.2)		0.7	1.0	(0.3)
Impairment of goodwill and intangible assets	—	426.4	(426.4)		—	426.4	(426.4)
Special charges	6.7	10.8	(4.1)		15.3	51.8	(36.5)
Consolidated Operating Income (Loss)	$29.0	$(393.5)	$422.5	*	$39.6	$(414.9)	$454.5	*
as a percent of revenues	5.8%	-74.4%		*	4.3%	(40.1)%		*

* Not meaningful for comparison purposes.

SPX FLOW, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended		Six months ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Cash flows from (used in) operating activities:
Net income (loss)	$10.2	$(352.3)	$2.9	$(384.4)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Special charges	6.7	10.8	15.3	51.8
Impairment of goodwill and intangible assets	—	426.4	—	426.4
Deferred income taxes	(0.7)	(50.5)	(3.9)	(64.3)
Depreciation and amortization	15.0	17.0	30.7	34.1
Stock-based compensation	3.9	4.3	7.9	11.2
Pension and other employee benefits	2.1	2.7	3.3	5.6
Gain on asset sales and other, net	(1.5)	—	(1.5)	(1.3)
Changes in operating assets and liabilities:
Accounts receivable and other assets	8.4	(2.9)	27.2	(13.2)
Inventories	3.1	17.8	(18.4)	(3.7)
Accounts payable, accrued expenses and other	10.7	(17.2)	26.9	(67.9)
Cash spending on restructuring actions	(9.1)	(16.4)	(18.5)	(22.9)
Net cash from (used in) operating activities	48.8	39.7	71.9	(28.6)
Cash flows from (used in) investing activities:
Proceeds from asset sales and other, net	10.8	0.1	31.1	2.1
Increase in restricted cash	—	—	—	(0.2)
Capital expenditures	(6.6)	(13.6)	(11.4)	(30.1)
Net cash from (used in) investing activities	4.2	(13.5)	19.7	(28.2)
Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	41.0	17.0	125.5	24.0
Repayments of senior credit facilities	(69.0)	(17.0)	(202.5)	(22.0)
Borrowings under trade receivables financing arrangement	39.0	11.0	77.1	33.0
Repayments of trade receivables financing arrangement	(62.4)	(9.0)	(98.3)	(22.0)
Borrowings under other financing arrangements	5.8	—	5.8	1.1
Repayments of other financing arrangements	(1.6)	(7.0)	(9.6)	(8.8)
Minimum withholdings paid on behalf of employees for net share settlements, net	(0.1)	(0.3)	(3.3)	(3.1)
Dividends paid to noncontrolling interests in subsidiary	(1.4)	—	(1.5)	(1.2)
Net cash from (used in) financing activities	(48.7)	(5.3)	(106.8)	1.0
Change in cash and equivalents due to changes in foreign currency exchange rates	13.1	(12.3)	26.2	(11.1)
Net change in cash and equivalents	17.4	8.6	11.0	(66.9)
Consolidated cash and equivalents, beginning of period	208.7	220.4	215.1	295.9
Consolidated cash and equivalents, end of period	$226.1	$229.0	$226.1	$229.0

SPX FLOW, INC. AND SUBSIDIARIES
ORGANIC REVENUE RECONCILIATION
(Unaudited)

	Three months ended July 1, 2017
	Net Revenue Decline	Foreign Currency	Organic Revenue Decline
Food and Beverage	(6.1)%	(0.8)%	(5.3)%
Power and Energy	(6.9)%	(1.8)%	(5.1)%
Industrial	(4.6)%	(0.7)%	(3.9)%
Consolidated	(5.8)%	(1.1)%	(4.7)%

	Six months ended July 1, 2017
	Net Revenue Decline	Foreign Currency	Organic Revenue Decline
Food and Beverage	(8.2)%	(1.2)%	(7.0)%
Power and Energy	(17.9)%	(2.9)%	(15.0)%
Industrial	(5.0)%	(1.1)%	(3.9)%
Consolidated	(9.9)%	(1.6)%	(8.3)%

SPX FLOW, INC. AND SUBSIDIARIES
CASH, DEBT AND NET DEBT RECONCILIATION
(Unaudited; in millions)

	Six months ended
	July 1, 2017
Beginning cash and equivalents	$215.1

Net cash from operating activities	71.9
Proceeds from asset sales and other, net	31.1
Capital expenditures	(11.4)
Borrowings under senior credit facilities	125.5
Repayments of senior credit facilities	(202.5)
Borrowings under trade receivables financing arrangement	77.1
Repayments of trade receivables financing arrangement	(98.3)
Borrowings under other financing arrangements	5.8
Repayments of other financing arrangements	(9.6)
Minimum withholdings paid on behalf of employees for net share settlements, net	(3.3)
Dividends paid to noncontrolling interests in subsidiary	(1.5)
Change in cash and equivalents due to changes in foreign currency exchange rates	26.2

Ending cash and equivalents	$226.1

	Debt and Net Debt at
	July 1, 2017	December 31, 2016
Domestic revolving loan facility	$1.0	$68.0
Term loan	380.0	390.0
5.625% senior notes, due in August 2024	300.0	300.0
5.875% senior notes, due in August 2026	300.0	300.0
Trade receivables financing arrangement	—	21.2
Other indebtedness	39.9	42.4
Less: deferred financing fees	(11.8)	(12.8)
Total debt	$1,009.1	$1,108.8

Total debt	$1,009.1	$1,108.8
Less: debt balances under purchase card program	(22.2)	(17.9)
Less: cash and equivalents in excess of $50.0	(176.1)	(165.1)
Net debt(1)	$810.8	$925.8

(1) Represents net debt calculated in a manner consistent with the definition of certain related defined terms within our senior credit facilities.

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended		Six months ended		2017
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016	Mid-Point Guidance
Net cash from (used in) operating activities	$48.8	$39.7	$71.9	$(28.6)	$120
Capital expenditures	(6.6)	(13.6)	(11.4)	(30.1)	(30)
Free cash flow from (used in) operations	$42.2	$26.1	$60.5	$(58.7)	$90

Free cash flow from (used in) operations	$42.2	$26.1	$60.5	$(58.7)	$90
Cash spending on restructuring actions	9.1	16.4	18.5	22.9	50
Capital expenditures related to manufacturing expansion in Poland	—	6.6	—	16.2	—
Pension payments to retirees, net of tax benefits	—	—	—	8.0	—
Adjusted free cash flow from (used in) operations	$51.3	$49.1	$79.0	$(11.6)	$140

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited; in millions)

	Three months ended		2017
	July 1, 2017	July 2, 2016	Mid-Point Guidance
Operating income (loss)	$29.0	$(393.5)	$113
Impairment of goodwill and intangible assets	—	426.4	—
Special charges	6.7	10.8	35
Adjusted operating income	$35.7	$43.7	$148

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME RECONCILIATION
(Unaudited; in millions)

	Three months ended		2017
	July 1, 2017	July 2, 2016	Mid-Point Guidance
Net income (loss) attributable to SPX FLOW, Inc.	$10.3	$(352.8)	$28
Impairment of goodwill and intangible assets, net of tax	—	363.2	—
Special charges, net of tax	5.7	8.7	26
Net discrete tax items and other	(1.9)	—	3
Adjusted net income attributable to SPX FLOW, Inc.	$14.1	$19.1	$57

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(Unaudited; in millions)

	Three months ended		2017
	July 1, 2017	July 2, 2016	Mid-Point Guidance
Net income (loss) attributable to SPX FLOW, Inc.	$10.3	$(352.8)	$28

Income tax provision (benefit)	2.7	(56.2)	18
Interest expense, net	15.8	14.3	63
Depreciation and amortization	15.0	17.0	61
EBITDA	43.8	(377.7)	170
Special charges	6.7	10.8	35
Impairment of goodwill and intangible assets	—	426.4	—
Adjusted EBITDA	50.5	59.5	205
Non-cash compensation expense	5.3	5.9	23
Non-service pension costs	0.4	0.6	—
Interest income	1.3	0.9	5
Gain on asset sales and other, net	(1.5)	—	(2)
Other	0.1	0.2	1
Bank consolidated EBITDA	$56.1	$67.1	$232

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION
(Unaudited)

	Three months ended		2017
	July 1, 2017	July 2, 2016	Mid-Point Guidance
Diluted earnings (loss) per share	$0.24	$(8.52)	$0.67
Impairment of goodwill and intangible assets, net of tax	—	8.77	—
Special charges, net of tax	0.13	0.21	0.62
Net discrete tax items and other	(0.04)	—	0.06
Adjusted diluted earnings per share	$0.33	$0.46	$1.35